EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148206) of Aqua America, Inc. of our report dated June 27, 2012 relating to the financial statements and supplementary schedules of the Aqua America, Inc. 401(k) Plan, included in this annual report on Form 11-K for the year ended December 31, 2011.

/s/PARENTEBEARD LLC

Philadelphia, Pennsylvania

June 27, 2012